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CONTACT:
Quinn Coburn
Vice President, Finance
(216) 676-2000

GrafTech International Announces Engineered Solutions Leadership Change
Lionel Batty Appointed President of Engineered Solutions

PARMA, Ohio - January 21, 2014 - GrafTech International Ltd. (NYSE:GTI) (“GrafTech”) today announced that Lionel Batty, age 54, has been named President of Engineered Solutions. Mr. Batty has been with the company for 30 years and has been President of the graphite electrode business for the past two years, where he had global business responsibility. “Lionel’s experience and background is well suited to continue the Engineered Solutions growth strategy. He has been instrumental in leading our Company’s new product development programs, which have been and will continue to be fundamental for our Engineered Solutions’ sales growth,” said Joel Hawthorne, Chief Executive Officer and President.

Mr. Batty was Vice President of Research and Development from 1999 to 2011 having global responsibility for GrafTech’s research and development in all of its lines of business. From 1994 to 1998, Mr. Batty was the Applied Technology Manager in Europe. Prior to that, Lionel held various domestic and international graphite facility operation positions at various GrafTech locations. He has a Bachelor of Science degree in chemical engineering from Imperial College, London, and an MBA from Sheffield Hallam University, England.

About GrafTech
GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech currently operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech currently employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward looking statements about such matters as: changes in senior management; the markets we serve and our position in those markets; product development; and growth prospects and strategy.

We have no duty to update these statements and, except as expressly stated herein, these statements are not intended to update any prior statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to achieve sales or other goals; failure to successfully develop and commercialize new or improved products; downturns, production reductions or suspensions, or changes in steel and other markets we or

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our customers serve; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities.